UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 4, 2008

PLURIS ENERGY GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-25579
(Commission File Number)

87-0571853
(IRS Employer Identification No.)

Suite 2703 – 550 Pacific Street, Vancouver, British Columbia V6Z 3G2 Canada
(Address of principal executive offices and Zip Code)

604.607.1677
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Entry into Assignment Agreement with Clear S.R.L.

On July 4, 2008 Pluris Energy Group Inc.’s (the “Company” or “Pluris”) wholly owned Argentine subsidiary, Pluris Sarmiento Petroleo SA (“Pluris Sub”) entered into a Assignment Agreement dated July 4, 2008 (the “Agreement”) with Clear S.R.L. (“CSRL”), a private Argentine company, pursuant to which CSRL agreed to assign, subject to certain conditions, 75% of its operating exploration and exploitation rights in the Cerro Negro oil and gas concession located in the Chubut Province, Argentina (the “Concession”). In consideration of the assignment of CSRL’s rights in the Concession, Pluris agreed, among other things, to pay a total of US$21,000,000, payable in installments as set out in the agreement and issue to CSRL an aggregate of 3,000,000 shares of its common stock issuable in certain installments as set out in the Agreement and subject to certain pooling provisions to be set out in a mutually agreed upon pooling agreement. The Concession is valid for a term expiring on December 1, 2025 and is renewable for a five year period in accordance with its terms.

As a condition of closing: (i) the parties must obtain consent for the assignment of CSRL’s interest in the Concession from Petrominera Chubut S.E.; (ii) the parties must undertake their best efforts to enter into a joint operating agreement to govern the operations on the Concession pursuant to which Pluris Sub or its nominee will be the operator on the property; and (iii) Pluris Sub must have obtained a bank guarantee, guaranteeing certain of the installments owed under the Agreement. The parties agreed to close the transaction no later than 150 days from the execution date (the “Closing Date”) and Pluris agreed to undertake its best efforts to close within 90 days of the execution date of the Agreement. In the event closing does not occur by the Closing Date, and the parties have not extended the term of the agreement on a mutual basis, Pluris Sub is liable for any interest accrued under the Agreement at an annual rate of 5.5% and must sign over a bond issued in the name of Pluris Energy Group Inc. in the amount of US$840,000 as a guarantee of its obligations under the Agreement. If closing does not occur due to the inability to obtain the consent of Petrominera Chubut S.E. then the closing may take place 60 days following the expiration of the initial 150 day period. The Agreement is governed by the laws of Argentina.

Formation of Argentine Subsidiary Pluris Sarmiento Petroleo SA

On July 1, 2008, Pluris incorporated its wholly owned subsidiary Pluris Sarmiento Petroleo SA, a private Argentine corporation. The purpose of the entity is to act as the holding company for Pluris Energy's acquisition of the Cerro Negro concession. All of the outstanding shares of Pluris Sub (the “Shares”) are held in trust by two officers of the Company, Soumitra Sam Sen and Sacha H. Spindler pursuant to bare trust agreements dated July 1, 2008. The Shares are beneficially owned by Pluris. The trust was created due to time constraints related to certain legal requirements on foreign ownership of corporations acting as operating subsidiaries in Argentina on Argentine oil concessions and due to the necessity for the Company to incorporate a subsidiary available to timely enter into the Assignment Agreement with CSRL. The trusts are expected to be unwound once Pluris completes the incorporation of an Argentine subsidiary to hold its interest in Pluris Sub.

Item 7.01 Regulation FD Disclosure

A copy of the news release announcing the entry into the Assignment Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits
99.1	News Release dated July 9, 2008 announcing entry into assignment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLURIS ENERGY GROUP INC.

By:	/s/ Sacha H. Spindler
Sacha H. Spindler
Chief Executive Officer, Chairman and Director

Dated: July 10, 2008